Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Forms S-8, No. 333-99259, 333-73298 and 333-110364) pertaining to the 2000 Stock Option Plan and 2001 Stock Compensation Plan  of GPS Industries, Inc. (f.k.a. Inforetech Wireless Technology, Inc.) and related Prospectus of our report dated April 9, 2009, with respect to the consolidated financial statements of GPS Industries, Inc., as of and for the year ended December 31, 2008, included in the Annual Report (Form 10-K) for the year ended December 31, 2008.

Moore Stephens Lovelace, P. A.

Orlando, Florida

April 9, 2009